Exhibit 99.B(d)(4)(ii)

October 29, 2009

ING Investment Management Advisors, B.V.

Attention: Mr. Sie Man Lee

Prinses Beatrixlaan 15

2595 AK The Hague, The Netherlands

Dear Mr. Lee:

On Thursday, September 10, 2009, the Board of Trustees (the “Board”) of ING Mutual Funds (“IMF”) approved the liquidation of ING International Equity Dividend Fund, a series of IMF, sub-advised by ING Investment Management Advisors, B.V. (“IIM BV”). Thus, by operation of the liquidation, the Sub-Advisory Agreement with IIM BV (the “Agreement”) terminated effective on October 29, 2009.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Mutual Funds

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC